Exhibit 99.1

Singing Machine Announces Pricing of $10 Million Private Placement

Fort Lauderdale, FL, August 5, 2021 — The Singing Machine Company, Inc. (“Singing Machine” or the “Company”) (OTCQX: SMDM) — the North American leader in consumer karaoke products — today announced that it has entered into a securities purchase agreement with large institutional investors and a strategic investor for a private placement of common stock and warrants exercisable for common stock expected to result in gross proceeds to the Company of approximately $10 million before deducting transaction-related expenses payable by the Company. In the private placement, the Company has agreed to sell (i) 16,500,000 shares of its common stock together with warrants to purchase up to 16,500,000 shares of common stock, and (ii) 16,833,333 pre-funded warrants with each pre-funded warrant exercisable for one share of common stock, together with common warrants to purchase up to 16,833,333 shares of common stock. Each share of common stock and accompanying common warrant are being sold together at a combined offering price of $0.30, and each pre-funded warrant and accompanying common warrant are being sold together at a combined offering price of $0.29. The pre-funded warrants will be immediately exercisable, at a nominal exercise price of $0.01, and may be exercised at any time until all of the pre-funded warrants are exercised in full. The common warrants will have an exercise price of $0.35 per share, will be exercisable upon issuance and will expire five years from the date of an effective registration statement covering the shares underlying the warrants.

The private placement is expected to close on or about August 10, 2021, subject to customary closing conditions.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock and the shares of common stock underlying the warrants purchased in the private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Singing Machine

Singing Machine® is the worldwide leader in consumer karaoke products. The first to provide karaoke systems for home entertainment in the United States, the Company sells its products world-wide through major mass merchandisers and on-line retailers. We offer the industry's widest line of at-home karaoke entertainment products, which allow consumers to find a machine that suits their needs and skill level. As the most recognized brand in karaoke, Singing Machine products incorporate the latest technology for singing practice, music listening, entertainment and social sharing. The Singing Machine provides consumers the best warranties in the industry and access to over 24,000 songs for streaming and download. Singing Machine products are sold through most major retailers in North America and also internationally. See www.singingmachine.com for more details.

Investor Relations Contact:

Brendan Hopkins

(407) 645-5295

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about the expected closing of the offering. You should review our risk factors in our SEC filings which are incorporated herein by reference. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.